PATENT ASSIGNMENT & EXCLUSIVE PRODUCT RIGHTS AGREEMENT

This Patent Assignment & Exclusive Product Rights Agreement (this “Agreement”) is made and effective as of February 3, 2019 between FindEx.com, Inc., a corporation organized and existing under the laws of the State of Nevada with its principal place of business located at 1313 S. Killian Drive, Lake Park, FL 33403, and its affiliates, successors and assigns (collectively the “Assignor”) and Ducora, Inc.., a Florida Corporation organized and existing under the laws of the State of Florida with its principal place of business located at 967 Martin Avenue, Green Cove Springs, FL 32043 (“Assignee”) (Assignor and Assignee may be referred to hereinafter individually as a “Party” or jointly as the “Parties”).

WHEREAS, Assignor, as of the date hereof, is the sole holder of all rights, title and interest in and to the Patent known as U.S. Patent No. 7405006B2 (“Method of treating surfaces for self-sterilization and microbial growth resistance”) (the “Subject Patent”) and currently manufactures and markets a certain coating product in relation to which the intellectual property formulation embedded in and underlying the Subject Patent is utilized for commercial purposes, identified internally within Assignor’s business operation and otherwise known as “ECT-1000 MicroCoat” (the “Subject Product”);

WHEREAS, Assignee is in the business of manufacturing and marketing certain other coatings products in relation to which the Subject Patent is believed by Assignee to have potentially valuable application, and Assignee desires to acquire from Assignor all rights in and to the Subject Patent, and information and knowledge pertaining to the formulae, chemistry, sources of materials, know-how and shop practices necessary to independently manufacture and produce the Subject Product, for a certain cash price heretofore arrived at between Assignor and Assignee;

WHEREAS, Assignee desires to obtain assurances from Assignor that Assignor shall refrain from competing with Assignee in any way and/or with any products that may compete with the Subject Product from and after the date hereof, whether or not embodying formulations protected by the Subject Patent or Subject Product; and

WHEREAS, capitalized terms used throughout this Agreement shall have the meanings assigned to them in Section 9.1 hereof or in the Section of this Agreement to which reference is made within Section 9.1 hereof;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed by and between Assignor and Assignee as follows:

1. Sale, Transfer, Conveyance and Assignment of Intellectual Property. For and in consideration of an amount in cash equal to one hundred and fifty thousand dollars (USD$150,000) (the “Purchase Price”), payable by Assignee to Assignor in one installment payment as set forth hereinbelow, Assignor hereby sells, transfers, conveys and assigns to Assignee all of its worldwide rights, title and interest in and to the Subject Patent and the Subject Product, including i) any and all know-how, data, shop practices, trade secrets, chemical components, constituent ingredients (as well as know-how related to how to manufacture and produce same), ratios, formulae, information related to sources of materials and components, and all information that is required for the Assignee to independently practice the Subject Patent and independently manufacture and produce the Subject Product; ii) all past, present and future causes of action and claims for damages derived by reason of infringement upon the Subject Patent; and (iii) the entire worldwide right, title and interest in the Subject Patent, including the beneficial interest, together with all rights of priority, to file any and all applications based on or arising from the Subject Patent and future developments in the Subject Patent, which include, but are not limited to, provisional, nonprovisional, utility, design, industrial design, international, national/regional phase, plant, and petty patent applications, and any and all divisions, continuations, continuations-in-part, substitutes, extensions, re-examinations and reissues thereof, all of which together shall be for Assignee’s own use and for the use of its assigns, successors, and legal representatives, to the end of the full term of the Subject Patent. Title to the Subject Patent and Subject Product shall pass from Assignor to Assignee on the date hereof, immediately, by operation of law, and without the need to execute any other documents. Effective as of the date hereof, Assignee shall possess all rights of Assignor to collect royalties under the Subject Patent. Assignor hereby sells, assigns, transfers and conveys to Assignor all right, title and interest it has in and to all causes of action and enforcement rights, whether currently pending, filed, or otherwise, for the Subject Patent and all inventions and discoveries described therein, including without limitation all rights to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Subject Patent as of the date hereof. To evidence the assignment of the Subject Patent, Assignor shall cause to be executed before a Notary the assignment document attached hereto as Exhibit “A,” and, at Assignor’s expense, record same along with a properly formatted Patent Assignment Recordation Coversheet with the United States Patent and Trademark Office’s Assignment Recordation Branch no later than thirty (30) calendar days after the date hereof.

Assignor agrees to cooperate with Assignee in the obtaining and sustaining of the Subject Patent and in confirming Assignee’s exclusive ownership of the Subject Patent.  At the reasonable request of Assignee and without demanding further consideration from Assignee, Assignor agrees to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting completely the consummation of the transfer of ownership in and to the Subject Patent as contemplated hereby, including without limitation execution, acknowledgment and recordation of other such papers, as necessary or desirable for fully perfecting and conveying unto Assignee the benefit of the transfer of ownership in and to the Subject Patent as contemplated hereby. Assignor shall timely pay any maintenance fees due on the Subject Patent through the date hereof.

Subject to the terms and conditions hereof, Assignor agrees, upon the reasonable request of Assignee, to do all things necessary, proper, or advisable, including without limitation the execution, acknowledgment and recordation of specific assignments, oaths, declarations and other documents on a country-by-country basis, to assist Assignee in obtaining, perfecting, sustaining, and/or enforcing its rights in the Subject Patent. Such assistance may also include providing prompt production of pertinent facts and documents, giving of testimony, execution of petitions, oaths, powers of attorney, specifications, declarations or other papers and other assistance reasonably necessary for filing patent applications, complying with any duty of disclosure, and conducting prosecution, reexamination, reissue, interference or other priority proceedings, opposition proceedings, cancellation proceedings, public use proceedings, infringement or other court actions and the like with respect to the Subject Patent. Assignor’s agreement to render any of the foregoing assistance is subject to Assignee’s payment of all reasonable expenses of Assignor incurred in connection therewith.

Within five (5) days of the date hereof, Assignor shall fully and completely disclose to Assignee any and all of the afore-referenced know-how, shop practices, trade secrets, chemical components and formulae, including, but not limited to, mixing and manufacturing instructions, data and information related to compounds, ingredients, sources of materials and components, as well as any and all related information which is required for the Assignee to independently practice the Subject Patent and independently manufacture and produce the Subject Product (the “Disclosure Event.”)

The full Purchase Price shall be due and payable via wire transfer immediately after the Disclosure Event or as soon as is commercially practicable thereafter.

2.       Limited, Revocable Field License to Trade Secrets. Subject to the Reservation and Revocation of Rights clauses herein, Assignee hereby grants to Assignor a limited, personal, non-assignable, non-exclusive, revocable, world-wide license to make use of the Trade Secrets conveyed to Assignee hereunder, provided such use is strictly limited to the Field, as defined herein.

2.1       Trade Secrets. For purposes of this Agreement, “Trade Secrets” shall mean the chemical composition, formulations, ratios of chemical components and their constituent ingredients (as well as know-how related to how to manufacture and produce same), which comprise any party of the Subject Product, along with all non-public information that would enable a third party to manufacture and produce the Subject Product, or any of its ingredients.

2.2       Reservation of Rights. Assignee hereby reserves the right to grant sublicenses to the Trade Secrets hereunder.

2.3       Revocation of Rights. Upon the occurrence of any of the following, the license granted hereunder shall be immediately revoked and all rights granted to Assignor hereunder shall immediately revert back to Assignor:

a)	A third party makes a bona-fide offer to purchase some or all of the assets of Assignor, which offer includes or would require (i) the disclosure of the Trade Secrets, or (ii) the purchaser obtaining the right to make products that contain or practice the Trade Secrets;

b)	Assignor is unable to pay its debts when due;

c)	Assignor undergoes a merger or change of control with any entity that competes with Assignee;

d)	Assignor elects to dissolve, transfer, sell, assign, mortgage, encumber, pledge, or otherwise dispose of (i) all or substantially all of its assets, or ii) any controlling interest in its business (whether in the form of stock or otherwise);

e)	Assignor becomes the subject of any receivership proceeding, voluntary or involuntary bankruptcy, insolvency, reorganization, liquidation, or assignment for the benefit of creditors.

2.4       The Field. For Purposes of this Agreement, the “Field” shall include products other than the Subject Product and which are:

a)	not sold or offered for sale direct-to-consumer;
b)	not sold or offered for sale to the “Do-It-Yourself” or DIY consumer/market;
c)	require professional application by contractors or applicators that have been trained and certified by Assignor or its distributors who themselves do not have access to, or knowledge of, the Trade Secrets; and
d)	not sold in a retail outlet.

3.       Confidentiality. On and after the date hereof, and for a period of five (5) years thereafter, Assignor shall keep strictly confidential, and shall not disclose to third parties or use, any confidential or Proprietary Information. Assignor’s confidentiality obligations with respect to such information, other than Trade Secret information, shall continue in full force and effect for a period of five (5) year from the date hereof. In addition, and for a period of five (5) years after the date hereof, Assignor shall i) refrain from making use of such information for purposes of manufacturing, producing, licensing, selling or offering for sale the Subject Product or enabling third parties to do so; ii) protect such information from disclosure or discovery by third parties with no less diligence than it does its own confidential, proprietary information and trade secrets; iii) immediately notify the Assignee of any unauthorized disclosure of the information of which the Assignor has knowledge; and (iv) fully cooperate with the Assignee in any effort undertaken to enforce its rights under this Agreement.

With respect to any information that constitutes Trade Secret information, the Assignor’s obligations of confidentiality shall continue in full force and effect in perpetuity. After the date hereof, and in perpetuity thereafter, Assignor shall i) refrain from making use of such information for purposes of manufacturing, producing, licensing, selling or offering for sale the Subject Product or enabling third parties to do so; ii) protect such information from disclosure or discovery by third parties; iii) immediately notify the Assignee of any unauthorized disclosure of the information of which the Assignor has knowledge; and (iv) fully cooperate with the Assignee in any effort undertaken to enforce its rights under this Agreement.

Additionally, from the date hereof and in perpetuity thereafter, Assignor shall keep strictly confidential and shall not disclose that the Subject Product, or any of its constituent parts, were originally developed, invented, owned, sold or manufactured by Assignor or anyone other than Assignee.

After the date hereof, Assignor’s obligations of confidence with respect to Trade Secrets hereunder shall not apply to information that:

a)	has been or becomes published to the public at large, or is now, or in the future, generally known to the public without breach of this Agreement; and

b) is required to be disclosed by applicable law, or any court or regulatory authority, provided that reasonable prior notice of the required disclosure is given to Assignor as promptly as possible unless the notice is prohibited by law.

Nothing in the above noted exceptions shall be interpreted to permit the Assignor to practice the Subject Patent or manufacture, produce, license, sell or offer for sale the Subject Product absent written consent of the Assignee during the applicable periods of nonuse.

4.       Assignor Non-Compete. Upon fulfillment/satisfaction in full of Assignee’s obligations under Section 1 of this Agreement and the full and complete disclosure by the Assignor of all information required to be disclosed by it under Section 1 of this Agreement, Assignor shall refrain for a period of sixty (60) months from the date hereof, from practicing the Subject Patent, or manufacturing, distributing or representing for sale or distribution any products that, by any reasonable measure, compete, directly or indirectly, with the Subject Product. For removal of any doubt, products sold by Assignor in the Field, as defined hereinabove, will not be deemed in competition with the Subject Product while the License is in effect.

5.       Certain Acknowledgements of the Parties. The Parties hereby mutually acknowledge each of the following:

(i)       Except for the Subject Patent and the Subject Product, and all intellectual property which pertains to same, Assignee shall not, pursuant to this Agreement or otherwise, be deemed to own, possess, or have acquired any right, title or interest in or to Assignor’s Marks or other Intellectual Property;

(ii)       Nothing contained in this Agreement shall be deemed to create any partnership or joint venture relationship between the Parties; and

(iii)       Neither Party has any contractual obligations with any third party which has given rise, may give rise, or will give rise, to any obligation or Liability upon consummation of this Agreement or any sales of Subject Product pursuant hereto.

6.       Representations and Warranties.

6.1       Assignee. Assignee hereby represents and warrants to Assignor as follows:

(a)       Assignee is a Corporation duly organized and existing under the laws of the State of Florida;

(b)       Assignee has the full power and authority to enter into this Agreement and to carry out its obligations hereunder;

(c)       Upon delivery in executed form by Assignee to Assignor, this Agreement shall have been duly executed and delivered by Assignee and have become the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with its terms; and

(d)       The execution and delivery of this Agreement by Assignee does not, and the performance of this Agreement by Assignee will not (in each case, with or without the giving of notice or lapse of time, or both), (i) conflict with or violate the corporate charter of Assignee, (ii) conflict with or violate any Law applicable to Assignee, (iii) require any Authorization, or filing with or notification to, any Governmental Authority, except where the failure to obtain any such Authorization, or to make such filings or notifications, would not have a Material Adverse Effect on Assignee and would not prevent consummation of the distribution relationship contemplated hereby, or otherwise prevent Assignee from performing its obligations under this Agreement, or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, unilateral amendment, acceleration or cancellation of, or require the consent of any third party pursuant to, any Contract, permit, franchise or other instrument or obligation to which Assignee is a party, except for such conflicts, violations, breaches, defaults or other occurrences, which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Assignee.

6.2       Assignor. Assignor hereby represents and warrants to Assignee as follows:

(a)       Assignor is a corporation duly incorporated under the laws of the state of Nevada;

(b)       Assignor has the full power and authority to enter into this Agreement and to carry out its obligations hereunder;

(c)       Upon delivery in executed form by Assignor to Assignee, this Agreement shall have been duly executed and delivered by Assignor and have become the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with its terms;

(d)       The execution and delivery of this Agreement by Assignor does not, and will not (in each case, with or without the giving of notice or lapse of time, or both), (i) conflict with or violate the corporate charter of Assignor, (ii) conflict with or violate any Law applicable to Assignor, (iii) require any Authorization, or filing with or notification to, any Governmental Authority, except where the failure to obtain any such Authorization, or to make such filings or notifications, would not have a Material Adverse Effect on Assignor and would not prevent consummation of the distribution relationship contemplated hereby, or otherwise prevent Assignor from performing its obligations under this Agreement, or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, unilateral amendment, acceleration or cancellation of, or require the consent of any third party pursuant to, any Contract, permit, franchise or other instrument or obligation to which Assignor is a party, except for such conflicts, violations, breaches, defaults or other occurrences, which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Assignor;

(e)       Assignor has not granted to any third-party distribution rights for the Subject Product that remain in effect as of the date hereof;

(f)       The Subject Patent is valid, and all registration, maintenance and renewal fees related to the Subject Patent that are currently due have been paid, and all documents and certificates related thereto have been filed with the relevant Governmental Authority for the purposes of maintaining the Subject Patent.

(g)       Assignor is not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of the Subject Patent, and Assignor has not taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver, or unenforceability of the Subject Patent.

(h)       Assignor possesses all right, title and interest in and to the Subject Patent, free of any claims or encumbrances, and is not bound by any restrictions or conditions on the transfer thereof.

(i)            Assignee will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Subject Patent as a result of the transaction contemplated in this Agreement, or any prior transaction related to the Subject Patent.

7.       Dispute Resolution and Remedies.

7.1 Applicable Law. This Agreement and the exhibits hereto shall be governed by and interpreted and enforced in accordance with the laws of the State of Florida, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

7.2       Choice of Forum and Bench Trial. The parties further, independently and expressly, waive any right they may have to sue or be sued in any court other than a state or federal court in the State of Florida, County and City of Madison. THE PARTIES HEREBY EXPRESSLY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING, CONTROVERSY OR DISPUTE HEREUNDER. IN THE EVENT THAT ANY PROCEEDING, CONTROVERSY OR DISPUTE HEREUNDER, NOTWITHSTANDING THE OTHER PROVISIONS HEREOF, PROCEEDS IN A COURT OF LAW, THE PARTIES HEREBY EXPRESSLY CONSENT TO A BENCH TRIAL BEFORE THE JUDGE PRESIDING, WITH THE JUDGE ACTING AS TRIER OF FACT.

7.3       Remedies. The Parties stipulate that any breach of any provisions of this Agreement will cause irreparable harm and, as a result, remedies at law will be inadequate. As such, in addition to any other remedies, in the event of breach of any provisions of this Agreement, the non-breaching Party shall be entitled to both temporary and permanent injunctive relief without the necessity of proving actual damages or posting bond.

8.       Indemnification. Any breaching Party shall, as applicable, indemnify, defend and hold harmless the other Party for and against all Damages, Liabilities or Orders incurred or paid in settlement of or in connection with any claim or Proceeding arising out of any breach of any of the representations and warranties, and/or other agreements, under this Agreement.

9.       Miscellaneous.

9.1       Definitions. For purposes of this Agreement, the following terms, when appearing in their capitalized forms as follows, shall have the correspondingly assigned meanings:

“Affiliate” – with respect to any specified Person, any other Person who, directly or indirectly, through one or more intermediaries, Controls, is Controlled By, or is Under Common Control With, such specified Person.

“Agreement” – this Patent Assignment & Exclusive Product Rights Agreement, as it may be amended from time to time in accordance with the terms hereof.

“Assignee” – shall have the meaning specified in the preamble to this Agreement.

“Assignor” – shall have the meaning specified in the preamble to this Agreement.

“Authorization” – any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Authority or pursuant to any Law.

“Contract” – any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order.

“Control” (including “Controlled By” and “Under Common Control With”) – the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract, credit arrangement or otherwise.

“Damages” – all demands, claims, assessments, losses, damages, costs, expenses, Liabilities, Orders, decrees, rulings, awards, fines, sanctions, penalties, charges, Taxes and amounts paid or payable in settlement, including, without limitation, (i) interest on cash disbursements in respect of any of the foregoing at the Applicable Rate, compounded annually, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof, and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of the relevant Person.

"Event of Force Majeure" – any event beyond the control of Assignor and Assignee, which prevents either or both of them from complying with any of their respective obligations under this Agreement, including but not limited to (i) acts of God (including, e.g., without limitation, unintentional fires or explosions, earthquakes, drought, tidal waves and floods, specific incidents of exceptional adverse weather conditions in excess of those which were materially worse than any others encountered in the relevant places at the relevant time of year during the twenty (20) years prior to the date of this Agreement), (ii) international embargo, industrial action or blockade, (iii) international hostilities (whether pursuant to declaration of war or not), military invasion, acts of aggression by foreign nations, mobilization or requisition of military troops, rebellion, international war, revolution, insurrection, or military or usurped power, or civil war, (iv) contamination by radio-activity from any nuclear fuel, or from any nuclear waste from the combustion of nuclear fuel, radio-active toxic explosive, or other hazardous properties of any explosive nuclear assembly or nuclear component of such assembly, (v) civil riot, commotion, or disorder, (vi) industrial or commercial strikes, slow-downs, or lock outs, unless solely restricted to employees of one of the Parties, (vii) acts or threats of domestic or international terrorism, (viii) interruption or discontinuation of electrical power supply not due to any failure on the part of the affected Party, or (ix) other unforeseeable circumstances beyond the control of the Parties against which it would have been unreasonable for the affected Party to have taken precautions and which the affected Party could not have reasonably avoided even by using its best efforts.

                                   “Governmental Authority” – any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or Orders of such body have the force of Law.

“Intellectual Property” – (i) Proprietary Information, (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith, (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright, (iv) software, and (v) Intellectual Property Rights, including all Patents, copyrights, Marks, trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

“Intellectual Property Rights” – all forms of legal rights and protections that may be obtained for, or may pertain to, any Intellectual Property in any country of the world.

“Law” – any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Authority.

“Liabilities” – any liability, indebtedness or obligation of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether secured or unsecured, whether joint or several, whether due or to become due, whether vested or unvested, including any liability for Taxes.

“Material Adverse Effect” – with respect to any Person, any state of facts, development, event, circumstance, condition, occurrence, or effect that, individually or taken collectively with all other preceding facts, developments, events, circumstances, conditions, occurrences or effects (a) is materially adverse to the condition (financial or otherwise), business, operations or results of operations of such Person, (b) impairs the ability of such Person to perform its obligations under this Agreement, or (c) shall or is reasonably likely to delay or affect the performance of its obligations under this Agreement, or any part hereof.

“Notice” – any required notice under this Agreement in relation to which compliance is mandated pursuant to Section 9.2 of this Agreement.

“Order” – any award, injunction, judgment, decree, stay, order, ruling, subpoena or verdict, or other decision entered, issued or rendered by any Governmental Authority.

“Party/ies” – shall have the meaning specified in the preamble to this Agreement.

“Patents” – letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs.

“Person” – an individual, corporation, partnership, limited liability company, trust, unincorporated association, Governmental Authority, individual, or any political subdivision, agency or instrumentality of a Governmental Authority, or any other entity, body or institution.

“Point of Delivery” – unless otherwise agreed to in writing by Assignor in relation to any one or more given purchase orders, Assignor’s facility at 1313 S. Killian Drive, Lake Park, FL 33403.

“Proceeding” – any action, suit, claim, hearing, arbitration, mediation, proceeding (public or private) or investigation being initiated or pursued by any Governmental Authority or other Person.

“Proprietary Information” – collectively, inventions (whether or not patentable), trade secrets, technical data, formulae, formula ratios, sources of materials, shop practices, manufacturing methods, chemical compounds, databases, Customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials.

“Purchase Price” – shall have the meaning specified in Section 1 of this Agreement.

“Subject Patent” – shall have the meaning specified in Paragraph 1 of the recitals to this Agreement.

“Subject Product” – shall have the meaning specified in Paragraph 1 of the recitals to this Agreement.

“Tax” or “Taxes” – any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental (including taxes under Code §59A), profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“USD$” – United States dollars.

9.2       Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by FedEx, UPS, or USPS, as established by the sender as per courier receipt; (c) on the date sent by email as a file attachment in .pdf format; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Any such communications, to be valid, must be addressed as follows:

If to Assignor:

EcoSmart Surface & Coating Technologies, Inc.

1313 South Killian Drive

Lake Park, FL 33403

Att: Steven Malone, President

Email: smalone@ecosmartsurfaces.com

If to Assignee:

Ducora, Inc.

967 Martin Avenue

Green Cove Springs, FL 32043

Attn: Scott Smith

Email: slsmith@ducora.com

… or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party in accordance with this paragraph. If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

9.3       Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of Party hereto (whether by operation of law as a result of a business combination or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

9.4       Counterparts. This Agreement may be executed and delivered (including by email transmission in .pdf format) by the Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but both of which taken jointly shall constitute one and the same agreement.

9.5       Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them with respect thereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date set forth in the preamble to this Agreement.

FOR FINDEX.COM, INC.                                          FOR DUCORA, INC.

By_________________________________             By_________________________________

Steven Malone                                                          Scott Smith

President & Chief Executive Officer                                             President

Date: February 3, 2019                                              Date: February 3, 2019

EXHIBIT “A”

ASSIGNMENT

FINDEX.COM, INC., a Corporation of the State of Nevada, having a principal place of business at 1313 South Killian Drive, Lake Park, FL 33403, hereinafter referred to as the "Assignor," owns United States Patent No: US 7,405,006 “METHOD OF TREATING SURFACES FOR SELF-STERILIZATION AND MICROBIAL GROWTH RESISTANCE,” (hereinafter referred to as the “Subject Patent.”)

For good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, the Assignor does hereby grant, assign, sell, and transfer unto DUCORA, INC., a Florida Corporation, having a principal place of business at 967 Martin Avenue, Green Cove Springs, FL 32043, hereinafter referred to as the "Assignee," the Subject Patent and all rights related thereto, which include but are not limited to the following:

(i)	all of the entire worldwide right, title, and interest in, to, and under the Subject Patent through the end of its full term;

(ii)	all of the entire worldwide right, title and interest, including the beneficial interest, together with all rights of priority, to file any and all applications based on or arising from the Subject Patent and future developments in the Subject Patent, which include, but are not limited to, provisional, nonprovisional, utility, design, industrial design, international, national/regional phase, plant, and petty patent applications, and any and all divisions, continuations, continuations-in-part, substitutes, extensions, re-examinations and reissues thereof, as relate to the Subject Patent, to be held and enjoyed by the Assignee as fully and entirely as the same would have been held and enjoyed by the Assignor if this assignment and sale had not been made.

The Assignor hereby authorizes and requests the Honorable Commissioner for Patents to issue any aforesaid patent to the Assignee and the Assignee's affiliates, legal representatives and successors.

If any provision of this Assignment shall be ruled invalid or unenforceable by a court of competent jurisdiction, such decision shall not affect the validity or enforceability of the remaining portions of this Assignment, which remaining portions and terms shall continue in full force and effect as if this Assignment had been executed with the invalid portion eliminated.

Assignee hereby accepts the sale, transfer and assignment of the Intellectual Property and Related Rights.

This Assignment is hereby made effective as of the 3rd, day of February, 2019.

FOR ASSIGNEE, DUCORA, INC.:

SIGNATURE: ___________________________________

NAME: SCOTT SMITH

TITLE: PRESIDENT

DATE: FEBRUARY 3, 2019

FOR ASSIGNOR, FINDEX.COM INC.:

SIGNATURE: ___________________________________

NAME: STEVEN MALONE

TITLE: PRESIDENT AND CEO

DATE: FEBRUARY 3, 2019

NOTARY:

STATE OF FLORIDA

COUNTY OF PALM BEACH

Before me, a Notary Public, in and for the County and State, personally appeared the above-named Assignor, who executed the foregoing Assignment in my presence and acknowledged the execution thereof as a free and voluntary act and deed for the uses and purposes therein set forth and expressed.

SEAL:

SIGNATURE: ________________________________________

(NOTARY PUBLIC)

PRINTED NAME: _____________________________________

DATE: _______ DAY OF ____________, 20______.

RESIDENT OF ______________________________ COUNTY.

MY COMMISSION EXPIRES: ____________________________